                       FIRST RESTATED EMPLOYMENT AGREEMENT

     The Employment Agreement dated June 1, 1995 (the "Employment Agreement") between Laurence H. Polsky (the "Executive") and Coltec Industries Inc, a Pennsylvania corporation (the "Corporation"), is amended, clarified and restated as of this 18th day of December, 1997 (the Restatement Date") as if originally entered into and effective as of June 1, 1995 (the "Effective Date"),

     WHEREAS, the Employment Agreement has been amended from time to time since its original execution, and

     WHEREAS, the Corporation and the Executive desire to further modify the Employment Agreement in order to clarify certain provisions thereof, and

     WHEREAS, the Executive and the Corporation desire to combine all new and previous amendments to the Employment Agreement into this First Restated Employment Agreement setting forth the terms and conditions upon which the Executive shall be employed by the Corporation to be effective as if originally entered into on the Effective Date.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties agree as follows:

1.   Employment Term

     The Corporation agrees to employ the Executive and the Executive agrees to be employed by the Corporation, upon the terms and conditions contained in this Agreement, for a period of four years commencing on the Effective Date and terminating on the fourth anniversary of the Effective Date (the "Contract Period") The Contract Period shall be subject to earlier termination in accordance with the provisions set forth in Section 5 below.

2.   Duties

     2.1 The Executive shall serve, subject to the supervision and control of the Corporation's Chairman and Chief Executive Officer as the Executive Vice, Administration of the Corporation with the responsibilities and authority, and status and perquisites which have, consistent with past practice, been delegated or granted by the Corporation to an employee holding such position(s) or which are customarily delegated or granted by similarly situated corporations to an employee holding similar position(s). If Executive is appointed to additional offices by the Corporation during the Contract Period, the Executive shall have the responsibilities and authority, and status and perquisites consistent with the past practices of the Corporation or which are customarily delegated or granted by similarly situated corporations to an employee holding such position(s). Executive shall also perform any additional lawful services and assume any reasonable additional responsibilities, not inconsistent with his then current position, as shall from time to time be assigned to him by the Board of Directors of the Corporation (the "Board") or by the Chairman and Chief Executive Officer of the Corporation.

     2.2 Executive agrees that during the Contract Period, he shall devote substantially all of his full working time and attention and give his best effort, skill and abilities exclusively to the business and interests of the Corporation; provided, however, that the foregoing shall not be construed to prohibit Executive's service as a (i) director or officer of any trade association, civic, educational or charitable organization or governmental entity or, subject to approval by the Chairman and Chief Executive Officer as (ii) a director of any corporation which is not a competitor of the Corporation, provided that such service by Executive does not materially interfere with the performance by Executive of the responsibilities delegated under Section 2.1 above.

     2.3 Executive shall carry out all responsibilities delegated in Section 2.1 above at such location within the continental United States as the Chairman and Chief Executive Officer may from time to time, after consultation with Executive, deem appropriate, except for travel reasonably required in the performance of Executive's responsibilities.

3.   Compensation and Benefits

     Throughout the contract period hereof, unless otherwise specifically provided elsewhere herein:

     3.1 Executive shall receive an annual base salary which is not less than his annual base salary on the Effective Date and shall have the opportunity for periodic increases in accordance with the Corporation's regular practices.

     3.2 Executive shall be entitled to participate, to the extent determined by the Board, in all currently existing and future incentive compensation plans of the Corporation including, but not limited to: the Annual Incentive Plan for Certain Employees of Coltec Industries Inc and Its Subsidiaries, the 1994 Long-Term Incentive Plan of Coltec Industries Inc and the Coltec Industries Inc 1992 Stock Option and Incentive Plan (the "Incentive Compensation Plans"), provided, however, that the Executive's participation in all incentive compensation plans shall be at a level not less than the level customarily approved by the Board for an employee with Executive's responsibilities and shall not in any case be less than Executive's level of participation in such plans on the Effective Date. Any payment to Executive under an Incentive Compensation Plan shall be calculated and made in accordance with the provisions of the respective plan, except as elsewhere provided for in this Agreement.

     3.3 Executive shall be entitled to receive all employee benefits, fringe benefits and perquisites (including but not limited to the use of company cars, club memberships and financial planning services ("Company

     Perquisites")) customarily made available to an employee with Executive's responsibilities, and Executive shall be entitled to participate in all applicable group, life, health, disability and accident insurance plans and programs including, and not limited to, the Retirement Savings Plan, the Retirement Program, the Benefits Equalization Plan (collectively the "Retirement Plan") and the Family Protection Plan as well as any other applicable Corporation benefit plans and programs maintained currently upon terms and at levels no less favorable than now exist or that shall be established or maintained in the future for employees generally or for the Corporation's executives.

     3.4 Executive shall be entitled to annual vacation and holidays in accordance with the Corporation's established practice for its employees.

     3.5 The Executive shall be entitled to receive reimbursement for all reasonable out-of-pocket expenses incurred in performing his responsibilities described in Section 2.1 above, provided that the Executive properly accounts for such expenses in accordance with the Corporation's established policies.

4.   Indemnification

     The Executive shall be entitled to indemnification by the Corporation to the fullest extent permitted by law and the By- Laws of the Corporation in respect of any actions or omissions which Executive has taken or has failed to take as an employee, officer or director of the Corporation while carrying out the responsibilities delegated under Section 2.1 above.

5.   Termination of Employment

     The Contract Period shall terminate prior to the completion of its term on the Date of Termination as defined in Sections 5.2 or 5.3 below following receipt by the Executive or the Corporation, as the case may be, of a Notice of Termination as defined in Section 5.1 below.

     5.1 "Notice of Termination" shall mean any purported termination of Executive's employment by the Corporation or by Executive which shall be communicated by written notice to the other party hereto in accordance with
     Section 8 of this Agreement, and which shall (1) indicate the specific termination provision in this Agreement relied upon, (2) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and (3) set forth the date on which the Executive's employment with the Corporation shall terminate.

     5.2 "Date of Termination" shall mean:

          a. thirty (30) days after Notice of Termination is given by the Corporation for termination of employment due to Disability; provided that Executive shall not have returned to the full-time performance of his duties during such thirty (30) day period;

          b. the date of death in the event of Executive's death;

          c. at least thirty days (30) but not more than sixty (60) days after Notice of Termination is given by Executive for termination of employment for Good Reason in respect of a termination covered by Sections 6.6 or 6.7 below;

          d. at least fifteen days (15) after Notice of Termination is given by the Corporation for termination of employment for Cause;

          e. at least fifteen days (15) after Notice of Termination is given by Executive for retirement after the age of 55 years but before the age of 65 years to the extent such retirement is permitted under the Retirement Savings Plan, the Retirement Program or the BE Plan ("Early Retirement"); or

          f. the date specified in the Notice of Termination for termination of employment for any other reason.

     5.3 This Agreement shall automatically terminate upon the earlier of Executive's 65th birthday or the date set forth in the Notice of Termination for Early Retirement as provided in Paragraph 5.2(e) above ("Retirement Termination")

6.   Compensation Upon Termination or During Disability

     6.1 For purposes of this Agreement, "Disability", "Cause", "Good Reason" and "Change-in-Control" shall have the meanings set forth below:

          a. Disability - If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have become eligible for benefits under the applicable long-term disability plan or policy of the Corporation, Executive's employment may be terminated by the Corporation for "Disability".

          b. Cause - Termination by the Corporation of Executive's employment for "Cause" shall mean termination upon :

               i. the prolonged or repeated absence from duty without the consent of the Board for reasons other than the Executive's incapacity due to physical or mental illness;

               ii. the acceptance by Executive of a position with another employer which conflicts with his duties as an employee of the Corporation without the consent of the Chairman and Chief Executive Officer;

               iii. the willful engaging by Executive in conduct relating to the

                    Corporation which is demonstrably and materially injurious to the Corporation after a written demand for cessation of such conduct is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes the Executive has engaged in such conduct and the injury to the Corporation;

               iv. a willful material breach of an established written policy or procedure of the Corporation which breach is materially injurious to the Corporation;

               v. Executive's conviction for a crime involving moral turpitude; or

               vi.  the breach of Executive's Agreement set forth in Section
                    10.1 below.

          For purposes of this Paragraph, no act, or failure to act, on Executive's part shall be deemed "willful" unless knowingly done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interests of the Corporation.

          c. Good Reason - Executive shall be entitled to terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence, without Executive's express written consent, of any of the following circumstances unless such circumstances are fully corrected prior to the Date of Termination (as defined in Section 5.2 above), specified in the Notice of Termination:

               i. the terms of this Agreement are materially adversely altered by action of the Corporation or the Corporation breaches in any material respect any of its agreements set forth herein;

               ii. the failure of the Corporation to obtain a satisfactory agreement, required in Section 7 below, from any successor to assume and perform this Agreement (a copy of the agreement evidencing such assumption shall be provided by the Corporation to Executive);

               iii. any purported termination of Executive's employment by the
                    Corporation which is not effected pursuant to a Notice of Termination satisfying the requirements set forth in Section 5 above; for purposes of this Agreement, no such purported termination shall be effective;

               iv. Executive makes a determination in good faith that the cumulative effect of actions by one or more of the members of the Board, the Chairman and Chief Executive Officer, the President and Chief Operating Officer or their respective agents or associates constitutes harassment or unreasonable interference with the performance of Executive's day-to-day duties under this Agreement (after a written demand for cessation of such actions is delivered by Executive to the President and Chief Operating Officer, the Chairman and Chief Executive Officer or to the Board which demand specifically identifies the manner in which Executive believes that such President and Chief Operating Officer, Chairman and Chief Executive Officer or Board members (or their agents or associates) have harassed Executive or unreasonably interfered with Executive's ability to perform his day-to-day duties); provided, however, that appropriate involvement of the President and Chief Operating Officer, the Chairman and Chief Executive Officer or the Board members in regular reviews of those items which have, consistent with the Corporation's past practices, been normally within the purview of the President and Chief Operating Officer, the Chairman and Chief Executive Officer or the Board's responsibilities as well as any bona fide business disagreements between the Executive and the Corporation shall not be taken into account by Executive in making his determination under this Agreement;

               v. the Corporation or any successor during the two year period following a Change-in-Control delivers to the Executive a Notice of Termination other than for Cause or takes any other action or actions, including, but not limited to, a material decrease in duties or authority or change in reporting relationships, which may have an adverse effect upon Executive's employment or which purport to terminate Executive's employment other than for Cause;

               vi. relocation of the Executive's place of employment to a location outside the continental United States or relocation of the Executive's place of employment within the continental United States without reimbursing Executive his cost of relocation at a level at least as favorable as that provided under the Corporation' s policy and practice in effect on the date of this Agreement; or

               vii. after a Change-in-Control as hereafter defined, the
                    Corporation a) reduces Executive's annual salary, b) impairs Executive's opportunity to earn incentive compensation on a basis comparable to that before the Change-in-Control, c) reduces the Company perquisites made available to Executive before the Change-in-Control or d) eliminates or impairs

                    Executive's ability to participate in the Retirement Plans;

              viii. the Executive chooses to terminate his employment with the
                    Corporation for any reason during the thirty (30) day period immediately preceding either, at the option of the Executive, the twelve (12) month anniversary or the twenty-four (24) month anniversary of a Change-in-Control as hereafter defined.

          Executive's right to terminate his employment pursuant to this Paragraph shall not be affected by his incapacity due to physical illness. In addition, Executive's continued employment with the Corporation shall not constitute a waiver of Executive's rights under this Paragraph (c) nor constitute a consent to any act or omission by the Corporation constituting Good Reason.

          d. Change-in-Control - A Change-in-Control shall be deemed to occur as of the date on which any of the following occur:

               i. the acquisition, other than from the Corporation, by any individual, entity or group (within the meaning of Section 13 (d) (3) or 14 (d) (2) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either the then outstanding shares of common stock of the Corporation or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors; or

               ii. Individuals who, as of the date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual as a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation (as such terms are used in Rule 14a-ll of Regulation 14A promulgated under the Exchange
                    Act); or

               iii. Approval by the shareholders of the Corporation of (1) a reorganization, merger or consolidation, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Corporation immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50 percent of, respectively, the then outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation; (2) a complete liquidation or dissolution of the Corporation; or of (3) the sale or other disposition of all or substantially all of the assets of the Corporation.

     6.2 During any period of Disability and until the earlier of the end of the Contract Period or Executive's death, Executive shall receive all accrued but unpaid base salary plus all amounts or benefits payable or due to him (including a pro rata share under Incentive Compensation Plans targeted for the year in which the Disability occurs) under the Corporation ' s compensation and benefit plans and programs in which Executive is participating at the commencement of any such period, plus an additional payment from the Corporation (if necessary) such that the aggregate amount received by Executive in the nature of salary continuation from all sources equals Executive's base salary at the rate in effect at the commencement of any such period. Thereafter, Executive shall be entitled to participate in all applicable group, life, Family Protection Plan, health, disability and accident insurance plans and programs as well as any other applicable Corporation benefit plans and programs (including, but not limited to, the 1992 Stock Option and Incentive Plan) in accordance with the terms of such plans and programs; provided that such terms shall not be less advantageous to Executive than the terms in effect as of the date hereof.

     6.3 If Executive's employment shall be terminated by reason of Executive's death, the Executive shall be entitled to the benefits provided below:

          a. The Corporation shall pay to Executive's estate as soon as practicable after the date of Executive's death, Executive's accrued but unpaid base salary through the date of Executive's death, at the rate in effect at the time of Executive's death, plus all other amounts to which Executive is entitled under any benefit or compensation plan of the Corporation including, but not limited to, a pro rata share under Incentive Compensation Plans earned during the year in which Employee's death occurs.

          b. After Executive's death, Executive's beneficiaries shall be entitled to participate in all applicable group, life, health, disability and accident insurance plans and programs as well as any other applicable Corporation benefit plans and programs including, but not limited to, the 1992 Stock Option and Incentive Plan, in accordance with the terms of such plans and programs.

     6.4 If Executive's employment shall be terminated as a result of a Retirement Termination or as a result of a voluntary resignation for other than Good Reason ("Resignation"), then Executive shall receive all accrued but unpaid base salary plus all amounts payable to him under the Corporation's compensation (including, but not limited to, a pro rata share under Incentive Compensation Plans targeted for the year the Retirement Termination or Resignation occurs) and benefit plans and programs in which Executive is participating at the time the Retirement Termination or Resignation becomes effective. In the event of a Retirement Termination, Executive shall be entitled to participate in all retirement and other plans and programs effective on the Date of Termination to which he is eligible in accordance with their terms .

     6.5 If Executive's employment shall be terminated by the Corporation for Cause, then Executive shall be entitled to the following benefits:

          a. The Corporation shall pay Executive's full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given plus all other amounts to which Executive is entitled under any benefit or compensation plan of the Corporation, excluding any bonus, other incentive compensation and vacation pay, if any, otherwise payable to Executive pursuant to the terms of the applicable plan or program of the Corporation, at the time such payments are due.

          b. Executive shall be entitled to participate in all applicable group life, health, disability and accident insurance plans and programs, but only to the extent required by the terms of such plans, or only to the extent specifically required by Federal or state law.

     6.6 If Executive's employment shall be terminated (1) by the Corporation for other than Cause, (2) by Executive for Good Reason other than Good Reason as specified in Section 6.7 below ("Section 6.7 Good Reason") then Executive shall be entitled to the following benefits:

          a. The Corporation shall pay Executive, as soon as practicable following the Date of Termination a sum equal to Executive's accrued but unpaid base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given plus all other amounts to which Executive is entitled under any benefit or compensation plan of the Corporation (including but not limited to a pro rata share under Incentive Compensation Plans targeted for the year in which Executive's employment is terminated).

          b. The Corporation shall pay Executive as soon as practicable following the Date of Termination an additional payment equal to the sum of Executive's annual base salary plus the highest annual bonus received by the Executive or, if the Executive has not received an annual bonus while serving as a Executive Vice President, by any individual serving as Executive Vice President for the Corporation during any of the three previous calendar years multiplied by the higher of two (2) or the number of years (including fractions thereof) remaining under the Contract Period.

          c. In accordance with a valid election on file with the Corporation, the Corporation shall pay to Executive a sum of money equal to the value of Executive' s accrued balance of the Benefits Equalization Plan (the "BE Plan").

          d. For the longer of two years from the Date of Termination or until the end of the Contract Period (the "Relevant Damage Period"), the Corporation shall continue to make available to Executive all Company Perquisites, or, in the alternative, the Corporation shall pay to Executive as soon as practicable after the Date of Termination a sum of money reasonably approximating the cash value of the Company Perquisites. Additionally, for such period of time Executive shall, subject to Section 6.9, be allowed to participate in all applicable group, life, health, disability and accident insurance plans and programs as well as any other applicable Corporation benefit plans and programs (including, but not limited to, the 1992 Stock Option and Incentive Plan) as if he were an active employee (limited, in the case of coverage under life insurance plans, to the level of coverage that the Corporation is able to obtain on Executive's behalf based upon the annual premium cost of providing Executive with life insurance during Executive's last twelve months of employment with the Corporation), in which Executive was participating 30 days prior to the time Notice of Termination is given or comparable plans substituted therefor; provided, however, that if Executive is ineligible (e.g., by operation of law or the terms of the applicable plan) to continue to participate in any such plan, the Corporation will provide Executive with a comparable level of compensation or benefit.

          e. For purposes of Section 6.6(d), Executive's participation in respect to the Corporation's 1994 Long Term Incentive Plan (the "LTIP") shall be as follows (the defined terms within this section and not otherwise defined within this Agreement being the same as defined in the LTIP as in effect on the date hereof):

               i. all of the Executive's Restricted Shares previously issued under the LTIP and not yet vested by the Date of Termination shall become 100% vested, nonforfeitable and fully transferable as of such date; and

               ii. the Corporation will pay the Executive as soon as practicable following the Date of Termination an amount in cash equal to three times the product of (x) the number of Performance Units previously granted under the LTIP to the Executive and still outstanding, times (y) the Award Value at the Threshold Target level.

          f. For purposes of Section 6.6(d), Executive's benefits with respect to the Corporation's Retirement Plan for Salaried Employees and the BE Plan or any equivalent or superior plans or arrangements in which the Executive participated prior to the Date of Termination (any such Plan or arrangement, the "Pension Plans") and the Corporation's welfare benefit plans in which the Executive participates on the date hereof or any equivalent or superior successor plans or arrangements in which the Executive participates prior to the Date of Termination ("Welfare Benefit Plans") the contemplated continued participation shall require the Corporation to pay or provide the executive with the benefits, earnings credits for benefits and service credits for benefits which the Executive would have received under the Pension Plans and Welfare Benefit Plans if (x) the Executive's employment and his coverage under the Pension Plans and the Welfare Benefit Plans had continued during the Relevant Damage Period, and (y) the compensation described in
          Section 6.6 (b) which would have been credited under the Pension Plans and/or the Welfare Plans were paid to the Executive ratably over the Relevant Damage Period.

          g. All restrictions, if any, on shares of restricted stock previously granted to Executive which would have lapsed if Executive had been employed throughout the Relevant Damage Period shall immediately lapse as of the Date of Termination, and Executive shall be entitled to the possession of the shares of such stock as of such date upon the payment of any applicable withholding taxes.

     6.7 If Executive's employment by the Corporation shall be terminated by Executive for Good Reason where Executive has given Notice of Termination to the Corporation within two years from the occurrence of an event constituting a Change-of-Control, then Executive shall be entitled to the following benefits in lieu of the benefits under the Section 6.6:

          a. The Corporation shall pay Executive his accrued but unpaid base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which Executive is entitled under any benefit or compensation plan of the Corporation (including, but not limited to, a pro rata share under Incentive Compensation Plans earned during the year in which employment is terminated)

          b. In lieu of any further base salary payments to Executive for period subsequent to the Date of Termination, the Corporation shall pay to Executive a lump sum equal to four times (4x) the sum of Executive's annual base salary at the rate in effect immediately prior to the time Notice of Termination is given plus the highest annual bonus received by the Executive or, if the Executive has not received an annual bonus
          while serving as a Executive Vice President,                      ,any
          individual serving as Executive Vice President,                    for
          the Corporation during any of the three preceding calendar years.

          c. In lieu of any further participation by Executive in the Family Protection Plan, the Corporation shall transfer to Executive a fully paid up insurance policy or policies then insuring the life of the Executive pursuant to the terms of the Family Protection Plan, plus an amount of money (the "Tax Adjustment") calculated to reimburse Executive for any local, state or Federal income, employment or other taxes which he may be liable as a result of receiving the insurance policy or policies and the Tax Adjustment amount.

          d. At Executive's option and as soon, as practicable after his request, the Corporation shall pay Executive a sum of money equal to the value of Executive's accrued balance of the BE Plan.

          e. For four years from the Date of Termination, the Corporation shall continue to make available to Executive all Company Perquisites, or, in the alternative, the Corporation shall pay to Executive as soon as practicable after the Date of Termination a sum of money reasonably approximating the cash value of the Company Perquisites. Additionally, Executive shall, subject to Section 6.9, be allowed to participate in all applicable group, life, health, disability and accident insurance plans and programs as well as any other applicable Corporation benefit plans and programs (including, but not limited to the 1992 Stock Option and Incentive Plan) as if he were an active employee (limited, in the case of coverage under life insurance plans, to the level of coverage that the Corporation is able to obtain on Executive's behalf based upon the annual premium cost of providing Executive with life insurance during Executive's last twelve months of employment with the Corporation), in which Executive was participating 30 days prior to the time Notice of Termination is given or comparable plans substituted therefor; provided, however, that if Executive is ineligible (e.g., by operation of law or the terms of the applicable plan) to continue to participate in any such plan, the Corporation will provide Executive with a comparable level of compensation or benefit.

          f. For purposes of Section 6.7(e), Executive's participation in respect to the LTIP shall be as follows (the defined terms within this section and not otherwise defined within this agreement being the same as defined in the LTIP):

               i. all of the Executive's Restricted Shares previously issued under the LTIP and not yet vested by the Date of Termination shall become 100% vested, nonforfeitable and fully transferable as of such date; and

               ii. all LTIP awards issued prior to the Date of Termination ("Existing Awards") of Performance Units ("Existing Units") shall be deemed to have been outstanding throughout the Performance Cycle to which each relates; and

               iii. the Executive shall be deemed to have received an LTIP award in each of the four years following the Date of Termination ("Deemed Awards") in an amount equal in units to the highest number of Performance Units received by the Executive in any of the three years prior to the Date of Termination ("Deemed Units") and all of the Deemed Units shall be deemed to have been outstanding throughout the Performance Cycle to which each relates; and

               iv. except as set forth in Section 6.7(f)(v), the Corporation will pay the Executive as soon as practicable following the Date of Termination an amount in cash equal to th e number of Existing and Deemed Units to which he is entitled multiplied by an Award Value the result of which is further multiplied by 1.10 (the "LTIP Payout"). The Operating Income Threshold Target for each Deemed Award shall be that established for the Existing Award issued just prior to the Date of Termination. The Award Value shall be calculated in accordance with the provisions of the LTIP applying actual operating profit of the Corporation whenever such has actually been achieved and applying those projections of operating profit contained in the Corporation's Coltec 2000 Plan for those years which do not have actual results. If any Performance Cycle of any Existing or Deemed Unit shall extend beyond the projections contained in the Corporation's Coltec 2000 Plan, then the operating profit contained in the Coltec 2000 Plan for the year ending December 31, 1999 shall be the operating profit applied to each year of any Performance Cycle for which actual operating profit cannot be calculated increased for each year after 1999 at the average rate of annual increase of operating profit actually realized for the period between January 1, 1997 and December 31, 1999.

               v. in the event that the independent accountants of the Corporation shall determine that if the payment of the LTIP Payout is made entirely in cash it shall prevent the Corporation from consummating any business combination approved by the Board of Directors which combination is intended to be accounted for under the pooling of interests method of accounting ("Pooling"), then the LTIP Payout shall be made 2/3 in cash and 1/3 in the Corporation's Common Stock (the "Share Portion"). If a merger or acquisition of the Corporation has taken place prior to the time that the Executive has given Notice of Termination setting forth his intent to terminate his employment for Good Reason and the Common Stock of the Corporation is no longer traded on a national
                    securities exchange then the Share Portion of the LTIP Payout shall be made in the common stock of the Corporation's parent or successor corporation (collectively, a "Successor"), which stock is traded on a national securities exchange or on an over the counter securities market. The number of shares payable in respect to the Share Portion shall be determined by dividing the dollar value of the Share Portion by the price of a share of the Common Stock of the Corporation, or a Successor, as the case may be, on the last business day immediately preceding the date of the Notice of Termination.

          g. For purposes of Section 6.7(e), Executive's benefits with respect to the Pension Plans and the Welfare Benefit Plans, the contemplated continued participation shall require the Corporation to pay or provide the Executive with the benefits, earnings credits for benefits and service credits for benefits which the Executive would have received under the Pension Plans and Welfare Benefit Plans if (x) the Executive's employment and his coverage under the Pension Plans and the Welfare Benefit Plans had continued for an additional four year period, and (y) the compensation described in Section 6.7 (b) which would have been credited under the Pension Plans and/or the Welfare Plans were paid to the Executive ratably over a four year period.

          h. All restrictions, if any, on shares of restricted stock previously granted to Executive shall immediately lapse as of the Date of Termination, and Executive shall be entitled to the possession of the shares of such stock as of such date upon the payment of any applicable withholding taxes.

     6.8 In addition to the benefits set forth in Sections 6.6 and 6.7, in the event that Executive's employment shall be terminated (1) by the Corporation for other than Cause, (2) by Executive for Good Reason other than Section 6.7 Good Reason, or (3) by Executive for Section 6.7 Good Reason then:

          a. The Company shall also pay to Executive all reasonable legal fees and expenses incurred by Executive as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination (including cost associated with legal consultation even if no actual contest or dispute results) or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), to any payment or benefit provided hereunder), except any such fees or expenses incurred by Executive in seeking to enforce a claim which is determined by an arbitrator, pursuant to Section 14 below, to have been frivolous in nature or not brought or pursued in good faith.

          b. In the event that Executive becomes entitled to any payments or benefits from the Corporation (whether or not provided under this Agreement) (the

          "Severance Payments") that will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code, the Corporation shall pay to Executive at the time or times specified in Paragraph (h) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of (I) any additional Excise Tax payable by Executive as a result of Executive's receipt of the Severance Payments, and (ii) any additional Federal, state and local income and employment taxes and Excise tax payable by Executive as a result of Executive's receipt of the Gross-Up Payments shall be equal to the Severance Payments. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Severance Payments, payments provided for in this paragraph and any other payments or benefits received or to be received by Executive in connection with a change-in-control of the Corporation (as defined in Section 280G of the Code) or Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, any person whose actions result in a Change-in-Control or any person affiliated with the Corporation or such person) shall be treated as "parachute payments" within the meaning of Section 280G(b) (2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b) (1) shall be treated as subject to the Excise Tax, unless and to the extent that in the opinion of tax counsel selected by the Corporation's independent auditors and acceptable to Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) and represent reasonable compensation for services actually rendered within the meaning of Section 280G(b) (4) of the Code in excess of the base amount within the meaning of Section 280G(b) (3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (x) the total amount of the Severance Payments or (y) the amount of excess parachute payments within the meaning of Section 280G(b) (1) (after applying clause (i) above),
          (iii) any payment pursuant to this Paragraph shall be treated as subject to the Excise Tax in its entirety and (iv) the value of any non-cash benefits or any deferred payment of benefit shall be determined by the Corporation's independent auditors in accordance with the principles of Sections 280G(d) (3)and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the

          Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive residence on the Date of Termination, not of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Executive's employment, Executive shall repay to the

          Corporation at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by Executive) plus interest accrued from the date such Gross-Up Payment is made to Executive to the date of such repayment on the amount of such repayment at the rate provided in Section 1274(b) (2) (B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Corporation shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

          c. The payments provided for in Paragraph (b) above shall be made at any time during the 90-day period preceding each due date for making payment of such Excise Taxes to the appropriate taxing authority; provided, however, that if the amounts of such payments cannot be finally determined on or before each such date, the Corporation shall pay to Executive on such date an estimate, as determined in good faith by the Corporation, of the minimum amount of such payments and shall pay the remainder of such payments then due as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to Executive on the fifth day after demand by the Corporation (together with interest at the rate provided in Section 1274 (b) (2) (B) of the
          Code).

     6.9 Upon receipt of written notice from Executive that Executive has been reemployed by another company or entity on a full-time basis , benefits otherwise receivable by Executive pursuant to Subsections 6.6(d) or 6.7(e) related solely to life, health disability and accident insurance plans and programs and other similar benefits (but not Incentive Compensation , LTIP, Pension Plans or other similar plans and programs) shall be reduced to the extent comparable benefits are made available to Executive at his new employment and any such benefits actually received by Executive shall be reported to the Corporation. Nothing herein contained shall obligate

     Executive to accept employment elsewhere .

     6.10. Any stock of the Corporation which is delivered to the Executive pursuant to Subsection 6.6 or 6.7 shall be delivered to him fully registered for immediate sale to the public under all applicable securities laws.

7.   Successors; Binding Agreement

     The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to terminate this Agreement for Good Reason. As used in this Agreement, "Corporation" shall mean the Corporation and any successor to its business and or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8.   Notice

     For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Executive's most recent home address on file with the Corporation, and to the Corporation at 3 Coliseum Centre, 2550 West Tyvola Road, Charlotte, NC 28217 to the attention of the Chairman of the Board of Directors with a copy to the Secretary of the Corporation or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

9.   Modification - Waiver

     No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer of the Corporation as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In the event that the independent accountants of the Corporation shall determine that anything contained herein shall prevent the Corporation from consummating any business combination approved by the Board of Directors which combination is intended to be accounted for as a Pooling, then Executive agrees to negotiate in good faith concerning amendments to such portions of this Agreement as may be requested by the Corporation so as to allow such business combination to be accounted for as a Pooling; provided, however, that any such amendment shall: (a) be as limited in scope as is absolutely necessary in the opinion of the Corporation's advisors to allow the business combination to be accounted for as a Pooling, and (b) be designed to have as minimal an economic detriment to the Executive as is possible while still allowing the business combination to be accounted for as a Pooling.

10.  Non-competition

     10.1 Until the Date of Termination, Executive agrees not to enter into competitive endeavors and not to undertake any commercial activity which is contrary to the best interests of the Corporation or its affiliates, including becoming an employee, owner (except for passive investments of not more than three percent of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), officer, agent or director of (a) any firm or person engaged in the operation of a business engaged in the acquisition of industrial businesses or (b) any firm or person which either directly competes with a line or lines of business of the Corporation accounting for five percent (5%) or more of the Corporation's gross revenues or earnings before taxes or derives five percent (5%) or more of such firm's or person's gross revenues or earnings before taxes from a line or lines of business which directly compete with the Corporation. Notwithstanding any provision of this Agreement to the contrary, Executive agrees that his breach of the provisions of this
     Section 10.1 shall permit the Corporation to terminate Executive's employment for Cause in accordance with Section 5.l(b) hereof.

     10.2 After the Date of Termination and for a period of time equal in years to the multiple of annual salary received by Executive pursuant to either Sections 6.6(b) or 6.7(b) (the "Non-Competition Period"), Executive agrees not to become an employee, owner (except for passive investments of not more than three percent of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), officer, agent or director of any firm or person which directly and substantially competes with a business of the Corporation accounting for five percent (5%) or more of the Corporation's gross revenues or earnings before taxes. During the Non-Competition Period, Executive will be available to answer questions and provide advice to the Corporation; provided, however, that such requirement shall not unreasonably interfere with any other of Executive's activities which Executive is then pursuing and which are not otherwise prohibited by this Section 10. Also, during the Non-Competition Period, Executive will retain in confidence any and all confidential information known to him concerning the Corporation and its business and shall not use or disclose such information without the approval of the Corporation except to the extent such information becomes public or as may be required by law.

     10.3 Executive acknowledges and agrees that damages for breach of the covenant not to compete in this Section 10 will be difficult to determine and will not afford a full and adequate remedy, and therefore Executive agrees that the Corporation, in addition to seeking actual damages pursuant to the procedures set forth in Section 13 below, may seek specific enforcement of the covenant not to compete in any court of competent jurisdiction, including, without limitation, by the issuance of a temporary or permanent injunction, without the necessity of a bond. Executive and the Corporation agree that the provisions of this covenant not to compete are reasonable. However, should any court or arbitrator determine that any provision of this covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties agree that this covenant not to compete should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

11.  Validity

     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.  Counterparts

     This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13.  Arbitration

     Except as contemplated by Section 10.3 of this Agreement, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Charlotte, NC or such other location mutually agreed upon by the parties to the arbitration, in accordance with rules of the American Arbitration Association, and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction over such proceeding.

14.  Governing Law

     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina.

15.  Entire Agreement; Survival of Certain Provisions

     15.1 This Agreement constitutes the whole agreement of the Corporation and the Executive. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not expressly set forth in this Agreement

     15.2 The obligations of the Corporation under Section 6.8 above and the Executive's obligations under Section 10 above shall survive the expiration of the term of this Agreement.

16.  Withholding

     Any payments made to Executive under this Agreement shall be paid net of any applicable withholding required under Federal, state or local law.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

                                               COLTEC INDUSTRIES INC


                                           By /s/ R. J. TUBBS
                                             -----------------------------------



                                              /s/ LAURENCE H. POLSKY
                                             -----------------------------------
                                                       EXECUTIVE